Ex99-43

                                    ARTICLES OF ORGANIZATION
                                               OF
                                            ESPC, LLC

         (Under Section Two Hundred Three of the New York Limited Liability Company Law)

         The undersigned person, acting as an organizer of the limited liability company hereinafter named, sets forth the following statements:

         FIRST:   The name of the limited liability company (the "company") is ESPC, LLC.

         SECOND:  The county within the State of New York in which the office of the company is to be located is Erie County.

         THIRD:   The company is not to have a specific date of dissolution in addition to the events of dissolution set forth in Section 701 of the New York Limited Liability Company Law.

         FOURTH:  The Secretary of State of the State of New York is designated as agent of the company upon whom process against it may be served.  The post office address within or without the State of New York to which the Secretary of State of the State of New York shall mail a copy of any process against the company served upon him or her is c/o National Fuel Gas
Company, 10 Lafayette Square, Buffalo, New York 14203, Attention:  James Peterson.

         FIFTH:   The company is to be managed by one or more managers.

         SIXTH:   The purposes for which the company is formed are as follows:

         1.       To locate, acquire, own and use real and personal property, or acquire interests therein, for the construction and operation of a gas pipe line extending from Grand Island, New York to Schroeppel, New York;

         2.       To construct, install, operate and maintain such gas pipe line for public use in the
                  State of New York in the counties of Niagara, Erie, Genesee, Monroe,
                  Ontario, Wayne, Cayuga, Oswego and Onondaga;

         3.       To convey and transport through such gas pipe line natural gas and other property for which the gas pipe line was constructed and to erect and maintain all necessary buildings, stations, fixtures and machinery for the purposes of engaging in the activities for which the company is formed;

         4.       To carry out its purposes alone or jointly with one or more other corporations, limited liability companies or other entities empowered to so act; and

         5.       To engage in any lawful act or activity permitted for a limited liability company organized under the Limited Liability Company Law of the State of New
                  York; provided, however, that the company is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained; provided, further, however, that the corporation shall not maintain and operate a gas pipe line through or in any county other than the counties set forth in paragraph 2 of this Article SIXTH.

         IN WITNESS WHEREOF, I have signed this document on the date set forth below and do hereby affirm under penalties of perjury, that the statements contained herein have been examined by me and are true and correct.

Dated:  January 22, 2003
                                                               /s/ Herbert Henryson II
                                                               Herbert Henryson II
                                                               Sole Organizer